Exhibit 99.2

Vanda Pharmaceuticals Confirms Rejection of Unsolicited Takeover Proposals from Future Pak

Board Determined Unsolicited Takeover Proposals Significantly Undervalue the Company

No Shareholder Action Required at This Time

WASHINGTON, April 17, 2024 – Vanda Pharmaceuticals Inc. (“Vanda” or the “Company”) (Nasdaq: VNDA) today confirmed that, since March 2024, it received several unsolicited proposals from Future Pak, LLC (“Future Pak”), to acquire all of the outstanding shares of Vanda (the “Conditional Proposals”). The most recent proposal from April 1 offered $7.25 - $7.75 per share, subject to certain terms and conditions.

The Vanda Board of Directors (the “Board”), in consultation with its independent financial and legal advisors, consistent with its fiduciary duties, carefully reviewed the Conditional Proposals and unanimously concluded that they are not in the best interests of the Company and its shareholders, as they significantly undervalue the Company.

In reaching its conclusions about each of the Conditional Proposals, the Board considered, among other things, Vanda’s robust clinical development pipeline, expanding commercial presence, significant cash balance and long-term future growth prospects. Vanda has established a resilient business with a diverse product set, a history of top-line growth and durable cash flow.

The Board believes the Conditional Proposals are opportunistic attempts to purchase the Company’s shares at a discount to Vanda’s intrinsic value and would transfer significant value to Future Pak at the expense of Vanda shareholders, including approximately $6.751 per share in cash and marketable securities. Future Pak’s latest unsolicited proposal provides a mere 7 - 15% premium to such cash balance, ascribing therefore very little value to the Company’s significant revenue stream and pipeline.

There is no action for shareholders to take at this time.

About Vanda Pharmaceuticals Inc.

Vanda is a leading global biopharmaceutical company focused on the development and commercialization of innovative therapies to address high unmet medical needs and improve the lives of patients. For more on Vanda Pharmaceuticals Inc., please visit www.vandapharma.com and follow us on X @vandapharma.

Vanda Corporate Contact:

Kevin Moran

Senior Vice President, Chief Financial Officer and Treasurer

Vanda Pharmaceuticals Inc.

202-734-3400

pr@vandapharma.com

Jim Golden / Jack Kelleher / Dan Moore

Collected Strategies

VANDA-CS@collectedstrategies.com

[1]

The approximately $6.75 per share in cash and marketable securities is calculated as the December 31, 2023 cash, cash equivalents and marketable securities divided by the number of shares outstanding as of February 1, 2024.